Exhibit 16.1

June 10, 2011
Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549

Ladies and Gentlemen:

We have read Item 4.01 of Form 8-K dated June 10, 2011, of Capstone Therapeutics Corp. and are in agreement with the statements contained in paragraph two on page three therein. We have no basis to agree or disagree with other statements of the registrant contained therein.

/s/ ERNST & YOUNG LLP